Exhibit 99.4


FOR IMMEDIATE RELEASE

                         Investor Contact: Dale S. Lam
                                          Chief Financial
                                          Officer
                                          (540) 896-0457

                         Media Contact:   Kathleen Lawrence
                                          Director of
                                          Corporate Communication
                                          (540) 896-0406



WLR FOODS TO CONSOLIDATE TURKEY FURTHER PROCESSING
- Announces Pending Sale of Monroe, N.C. Plant -

Broadway, Virginia, November 18, 1998 - WLR Foods, Inc. (NASDAQ: WLRF) today announced plans to consolidate, in Franconia, Pennsylvania, its Monroe, North Carolina and Franconia further processing operations.

James L. Keeler, President and Chief Executive Officer of WLR Foods, said, "Over the past year, our company has made several strategic moves to improve productivity and profitability. By consolidating all of our turkey further processing operations in Franconia where we have similar operations, we anticipate savings of approximately $5 million per year. The conversion and expansion of the Franconia plant will take place between January and March 1999 and include an investment in state-of-the-art equipment that will further support our strong commitment to our value added turkey product line."

The company has signed an agreement, which is subject to certain conditions, to sell the Monroe plant to Gold Signature Foods, LLC of Bedford, Virginia. The proceeds from the sale of the real estate will approximate the capital expenditures required for the consolidation. The sale does not include the production equipment, which will be transferred to the Franconia plant. Gold Signature Foods is a minority-owned enterprise that manufactures and markets frozen battered and breaded specialty products. The sale is expected to close in March 1999.

The company expects that most of its approximately 300 salaried and hourly employees at the Monroe plant will be offered jobs at Gold
Signature Foods in Monroe or at one of Wampler Foods' other facilities, including the plant in Marshville, North Carolina, which was recently converted from turkey to chicken.

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WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(r) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

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